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                               September 21, 1999



SDL, Inc.
80 Rose Orchard Way
San Jose, California  95134-1365

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 filed by SDL, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on August 12, 1999 (the "Registration Statement") and the Prospectus and the Prospectus Supplement (collectively the "Prospectus") relating to the registration and sale under the Securities Act of 1933, as amended, of up to 3,392,500 shares of the Company's Common Stock, par value $0.001 per Share (the "Stock"), to be offered and sold by the Company. The Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of up to 3,392,500 shares of Stock.

        We are of the opinion that the shares of Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.


                                        Very truly yours,



                                        /s/ Morrison & Foerster LLP